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                                                                    Exhibit J(2)


                SALOMON BROTHERS EMERGING MARKETS DEBT FUND INC.

                                        November 14, 2003

                       Re:      Salomon Brothers Emerging Markets Debt Fund Inc.
                                ------------------------------------------------
                                (the "Fund")
                                -----------

State Street Bank and Trust Company
One Heritage Drive
North Quincy, MA 02171
Attn:

Ladies and Gentlemen:

                  This is to advise you that a new fund, which is to be know as Salomon Brothers Emerging Markets Debt Fund Inc. has been established. In accordance with Section 17.5, the Additional Funds provision of the Master Custodian Agreement dated as of June 29, 2001 by and between certain management investment companies and State Street Bank and Trust Company, the Fund hereby request that your bank act as Custodian for the aforementioned new fund under the terms of the aforementioned agreement.

                  Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

                              Sincerely,

                                Salomon Brothers Emerging Markets Debt Fund Inc.

                              By:__________________________
                              Name:
                              Title:

Agreed and Accepted

STATE STREET BANK AND TRUST COMPANY

By:_________________________
Name:
Title:

Effective Date:  November ___, 2003